EXHIBIT 99.1

FOR IMMEDIATE RELEASE

XCEL BRANDS, INC. ANNOUNCES SECOND QUARTER 2021 RESULTS

●	Second quarter net product sales of $4.5 million, increased over 700% from the second quarter of 2020, and up 30% from the first quarter of 2021
●	Second quarter licensing revenue of $6.3 million, up 38% year-over-year and up 45% on a sequential quarter basis, driven by acquisition of LOGO Lori Goldstein brand
●	Second quarter net loss of $1.6 million, or $(0.08) per share, on a GAAP basis; net loss of $0.1 million, or $(0.01) per share, on a non-GAAP basis
●	Adjusted EBITDA of $0.9 million for the second quarter

NEW YORK, NY (August 12, 2021) – Xcel Brands, Inc. (NASDAQ: XELB) (“Xcel” or the “Company”), a media and consumer products company, today announced its financial results for the second quarter ended June 30, 2021.

Robert W. D'Loren, Chairman and Chief Executive Officer of Xcel commented, “We believe we are extremely well positioned for the future of retail as our business emerges from the impacts of the COVID-19 crisis.  Our growth strategies are focused on leveraging our core interactive television capabilities, rapidly expanding our leading live steaming platform, and driving growth across our brands.  I am excited by the progress we made during the second quarter, both with our core brands, as well as our newly acquired brands including Longaberger and LOGO/Lori Goldstein.  With the addition of LOGO/Lori Goldstein, we have gained significant market share and have become the leading apparel company within interactive television.  In addition, the strong growth we are experiencing within our wholesale, direct-to-consumer, and our Longaberger live streaming business is encouraging. I believe we are turning a corner, as we continue to focus on creating long-term and sustainable value for our shareholders.”

Second Quarter 2021 Financial Results

Total revenue was $10.8 million, an increase of $5.7 million compared with the prior year quarter, driven by higher net sales and higher licensing revenues of $4.0 million and $1.7 million, respectively. The increase in net product sales was primarily driven by higher wholesale apparel sales, as retail sales were severely negatively impacted in the second quarter of 2020 during the initial outbreak of the COVID-19 pandemic, while growth in other product sales, including jewelry and Longaberger branded products, also contributed to the increase in net product sales for the quarter. Licensing revenue also increased compared with the prior year quarter, primarily attributable to the April 1, 2021 acquisition of the LOGO Lori Goldstein brand.

Net loss attributable to Xcel Brands shareholders was approximately $1.6 million, or $(0.08) per diluted share, mainly driven by higher operating costs and expenses as well as a $0.8 million loss on extinguishment of debt, compared with a net loss of $1.3 million, or ($0.07) per diluted share, for the prior year quarter. the prior year quarter operating expenses reflect the impact of cost reduction actions that were taken by management in response to the COVID-19 pandemic, including temporary reductions of employee compensation, cutting non-essential costs and the benefit of government assistance received through the Paycheck Protection Program under the CARES Act, while the current quarter reflects post-COVID normalized expense levels.  After adjusting for certain cash and non-cash items, non-GAAP net income was approximately $(0.1) million, or $(0.01) per diluted share for the quarter ended June 30, 2021, and $1.2 million, or $0.06 per diluted share, for the quarter ended June 30, 2020. Adjusted EBITDA was approximately $0.9 million and $1.7 million for the current quarter and the prior year quarter, respectively.

1333 BROADWAY, 10TH FLOOR • NEW YORK, NEW YORK • 10018

PHONE: 347-727-2474 • INFO@XCELBRANDS.COM

Six Month 2021 Financial Results

Total revenue was $18.6 million, an increase of $4.0 million compared with the prior year six months, driven by higher net sales and higher licensing revenues of $3.6 million and $0.4 million, respectively. The increase in net product sales for the six months ended June 30, 2021 was primarily attributable to the combination of growth in jewelry wholesales, and higher sales of Longaberger branded products through e-commerce, social commerce, and livestreaming. The year-over-year increase in licensing revenue was primarily attributable to the April 1, 2021 acquisition of the LOGO Lori Goldstein brand, as well as continued strong performance by the Isaac Mizrahi brand, partially offset by a decline in revenue related to the transitioning of the H Halston brand to a wholesale supply model.

Net loss attributable to Xcel Brands shareholders for the current year six month period was approximately $4.1 million, or $(0.21) per diluted share, mainly driven by higher operating costs and expenses as well as a $0.8 million loss on extinguishment of debt, compared with a net loss of $2.1 million, or ($0.11) per diluted share, for the prior year six months. After adjusting for certain cash and non-cash items, results on a non-GAAP basis were a net loss of approximately $1.6 million, or $(0.09) per diluted share for the six months ended June 30, 2021, and net income of approximately $1.4 million, or $0.07 per diluted share, for the six months ended June 30, 2020. Adjusted EBITDA was approximately $0.0 million and $2.5 million for the current year six months and prior year comparable period, respectively.

Balance Sheet

The Company's balance sheet at June 30, 2021 remained strong, with stockholders' equity of approximately $82 million, and cash and cash equivalents of approximately $4.8 million. Working capital (exclusive of the current portion of lease obligations) as of June 30, 2021 was approximately $8.7 million, representing an improvement of approximately $0.8 million from December 31, 2020.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details at 5:00 p.m. Eastern Time on Thursday, August 12, 2021. A webcast of the conference call will be available live on the Investor Relations section of Xcel's website at www.xcelbrands.com. Interested parties unable to access the conference call via the webcast may dial 855-327-6838. A replay of the conference call will be available on the Company website for 30 days following the event and can be accessed at 844-512-2921 using replay pin number 10016081.

About Xcel Brands

Xcel Brands, Inc. (NASDAQ:XELB) is a media and consumer products company engaged in the design, production, marketing, live streaming, wholesale distribution, and direct-to-consumer sales of branded apparel, footwear, accessories, fine jewelry, home goods and other consumer products, and the acquisition of dynamic consumer lifestyle brands. Xcel was founded in 2011 with a vision to reimagine shopping, entertainment, and social media as one thing. Xcel owns the Isaac Mizrahi, Judith Ripka, Halston, LOGO by Lori Goldstein, and C. Wonder brands, and it owns and manages the Longaberger brand through its controlling interest in Longaberger Licensing LLC, pioneering a true omni-channel sales strategy which includes the promotion and sale of products under its brands through interactive television, digital live-stream shopping, brick-and-mortar retail, and e-commerce channels. The company’s brands have generated in excess of $3 billion in retail sales via live streaming in interactive television and digital channels alone. Headquartered in New York City, Xcel Brands is led by an executive team with significant livestreaming, production, merchandising, design, marketing, retailing, and licensing experience, and a proven track record of success in elevating branded consumer products companies. With an experienced team of professionals focused on design, production, and digital marketing, Xcel maintains control of product quality and promotion across all of its product categories and distribution channels. Xcel differentiates by design. www.xcelbrands.com

1333 BROADWAY, 10TH FLOOR • NEW YORK, NEW YORK • 10018

PHONE: 347-727-2474 • INFO@XCELBRANDS.COM

Forward Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "ongoing," "could," "estimates," "expects," "intends," "may," "appears," "suggests," "future," "likely," "goal," "plans," "potential," "projects," "predicts," "seeks," "should," "would," "guidance," "confident" or "will" or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements regarding our anticipated revenue, expenses, profitability, strategic plans and capital needs. These statements are based on information available to us on the date hereof and our current expectations, estimates and projections and are not guarantees of future performance. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including, without limitation, the risks discussed in the "Risk Factors" section and elsewhere in the Company's Annual Report on form 10-K for the year ended December 31, 2020 and its other filings with the SEC, which may cause our or our industry's actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

For further information please contact:

Andrew Berger

SM Berger & Company, Inc.

216-464-6400

andrew@smberger.com

1333 BROADWAY, 10TH FLOOR • NEW YORK, NEW YORK • 10018

PHONE: 347-727-2474 • INFO@XCELBRANDS.COM

Xcel Brands, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,815	$4,957
Accounts receivable, net	10,662	8,889
Inventory	3,146	1,216
Prepaid expenses and other current assets	1,751	1,085
Total current assets	20,374	16,147
Property and equipment, net	3,515	3,367
Operating lease right-of-use assets	7,914	8,668
Trademarks and other intangibles, net	101,412	93,535
Restricted cash	739	1,109
Other assets	222	228
Total non-current assets	113,802	106,907
Total Assets	$134,176	$123,054

Liabilities and Equity
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$5,010	$4,442
Accrued payroll	660	973
Accrued consideration payable	2,045	—
Current portion of operating lease obligation	1,720	2,101
Current portion of long-term debt	4,000	2,800
Total current liabilities	13,435	10,316
Long-Term Liabilities:
Long-term portion of operating lease obligation	7,869	8,469
Long-term debt, less current portion	20,829	13,838
Contingent obligations	7,539	900
Deferred tax liabilities, net	1,571	3,052
Other long-term liabilities	591	224
Total long-term liabilities	38,399	26,483
Total Liabilities	51,834	36,799

Commitments and Contingencies

Equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, and 19,530,855 and 19,260,862 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	20	19
Paid-in capital	102,852	102,324
Accumulated deficit	(20,700)	(16,595)
Total Xcel Brands, Inc. stockholders' equity	82,172	85,748
Noncontrolling interest	170	507
Total Equity	82,342	86,255

Total Liabilities and Equity	$134,176	$123,054

1333 BROADWAY, 10TH FLOOR • NEW YORK, NEW YORK • 10018

PHONE: 347-727-2474 • INFO@XCELBRANDS.COM

Xcel Brands, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues
Net licensing revenue	$6,224	$4,501	$10,531	$10,142
Net sales	4,540	549	8,042	4,435
Net revenue	10,764	5,050	18,573	14,577
Cost of goods sold (sales)	3,063	253	4,898	2,653
Gross profit	7,701	4,797	13,675	11,924

Operating costs and expenses
Salaries, benefits and employment taxes	4,049	2,882	8,101	6,830
Other selling, general and administrative expenses	3,090	2,366	6,128	5,015
Recovery in connection with potential acquisition	—	(101)	—	(21)
Stock-based compensation	431	488	591	731
Depreciation and amortization	1,848	1,329	3,058	2,632
Government assistance - Paycheck Protection Program	—	(1,640)	—	(1,640)
Asset impairment charges	—	82	—	82
Total operating costs and expenses	9,418	5,406	17,878	13,629

Operating loss	(1,717)	(609)	(4,203)	(1,705)

Interest and finance expense
Interest expense - term loan debt	522	310	798	623
Other interest and finance charges (income), net	100	(11)	104	(30)
Loss on extinguishment of debt	821	—	821	—
Total interest and finance expense	1,443	299	1,723	593

Loss before income taxes	(3,160)	(908)	(5,926)	(2,298)

Income tax (benefit) provision	(1,346)	428	(1,484)	(124)

Net loss	(1,814)	(1,336)	(4,442)	(2,174)
Less: Net loss attributable to noncontrolling interest	(256)	(36)	(337)	(69)
Net loss attributable to Xcel Brands, Inc. stockholders	$(1,558)	$(1,300)	$(4,105)	$(2,105)

Loss per share attributed to Xcel Brands, Inc. common stockholders:
Basic net loss per share	$(0.08)	$(0.07)	$(0.21)	$(0.11)
Diluted net loss per share	$(0.08)	$(0.07)	$(0.21)	$(0.11)

Weighted average number of common shares outstanding:
Basic weighted average common shares outstanding	19,449,116	19,132,244	19,355,795	19,001,321
Diluted weighted average common shares outstanding	19,449,116	19,132,244	19,355,795	19,001,321

1333 BROADWAY, 10TH FLOOR • NEW YORK, NEW YORK • 10018

PHONE: 347-727-2474 • INFO@XCELBRANDS.COM

Xcel Brands, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended
	June 30,
	2021	2020

Cash flows from operating activities
Net loss	$(4,442)	$(2,174)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	3,058	2,632
Asset impairment charges	—	82
Amortization of deferred finance costs	109	50
Stock-based compensation	591	731
Allowance for doubtful accounts	132	683
Loss on extinguishment of debt (non-cash portion)	454	—
Deferred income tax benefit	(1,484)	(124)
Changes in operating assets and liabilities:
Accounts receivable	(2,392)	3,396
Inventory	(1,930)	33
Prepaid expenses and other assets	(174)	(59)
Accounts payable, accrued expenses and other current liabilities	192	(2,688)
Cash paid in excess of rent expense	(225)	(181)
Other liabilities	367	—
Net cash (used in) provided by operating activities	(5,744)	2,381

Cash flows from investing activities
Cash consideration for acquisition of Lori Goldstein assets	(1,616)	—
Purchase of other intangible assets	(37)	—
Purchase of property and equipment	(747)	(634)
Net cash used in investing activities	(2,400)	(634)

Cash flows from financing activities
Proceeds from exercise of stock options	5	—
Shares repurchased including vested restricted stock in exchange for withholding taxes	—	(187)
Proceeds from revolving loan debt	1,500	—
Proceeds from long-term debt	25,000	10
Payment of deferred finance costs	(1,131)	—
Payment of long-term debt	(17,375)	(750)
Payment of breakage fees associated with extinguishment of long-term debt	(367)	—
Net cash provided by (used in) financing activities	7,632	(927)

Net (decrease) increase in cash, cash equivalents, and restricted cash	(512)	820

Cash, cash equivalents, and restricted cash at beginning of period	6,066	5,750

Cash, cash equivalents, and restricted cash at end of period	$5,554	$6,570

Reconciliation to amounts on consolidated balance sheets:
Cash and cash equivalents	4,815	$5,461
Restricted cash	739	1,109
Total cash, cash equivalents, and restricted cash	$5,554	$6,570

Supplemental disclosure of non-cash activities:
Consideration payable to seller of Lori Goldstein assets	$2,045	$—
Contingent obligation related to acquisition of Lori Goldstein assets at fair value	$6,639	$—
Liability for equity-based bonuses	$62	$100
Amount due from noncontrolling interest for capital contribution	$—	$300
Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$15	$47
Cash paid during the period for interest	$852	$811

1333 BROADWAY, 10TH FLOOR • NEW YORK, NEW YORK • 10018

PHONE: 347-727-2474 • INFO@XCELBRANDS.COM

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
($ in thousands)	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss attributable to Xcel Brands, Inc. stockholders	$(1,558)	(1,300)	$(4,105)	(2,105)
Amortization of trademarks	1,520	1,108	2,396	2,216
Stock-based compensation	431	488	591	731
Loss on extinguishment of debt	821	—	821	—
(Recovery of) costs in connection with potential acquisition	—	(101)	—	(21)
Certain adjustments to allowance for doubtful accounts	—	472	132	586
Property and equipment impairment	—	82	—	82
Deferred income tax (benefit) provision	(1,346)	428	(1,484)	(124)
Non-GAAP net (loss) income	$(132)	$1,177	$(1,649)	$1,365

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Diluted loss per share	$(0.08)	$(0.07)	$(0.21)	$(0.11)
Amortization of trademarks	0.08	0.06	0.12	0.11
Stock-based compensation	0.02	0.03	0.03	0.04
Loss on extinguishment of debt	0.04	—	0.04	—
(Recovery of) costs in connection with potential acquisition	—	(0.01)	—	0.00
Certain adjustments to allowance for doubtful accounts	—	0.02	0.01	0.03
Property and equipment impairment	—	0.01	—	0.01
Deferred income tax (benefit) provision	(0.07)	0.02	(0.08)	(0.01)
Non-GAAP diluted EPS	$(0.01)	$0.06	$(0.09)	$0.07
Non-GAAP weighted average diluted shares	19,449,116	19,192,353	19,355,795	19,001,842

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
($ in thousands)	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss attributable to Xcel Brands, Inc. stockholders	$(1,558)	$(1,300)	$(4,105)	$(2,105)
Depreciation and amortization	1,848	1,329	3,058	2,632
Interest and finance expense	1,443	299	1,723	593
Income tax (benefit) provision	(1,346)	428	(1,484)	(124)
State and local franchise taxes	33	45	72	83
Stock-based compensation	431	488	591	731
(Recovery of) costs in connection with potential acquisition	—	(101)	—	(21)
Certain adjustments to allowance for doubtful accounts	—	472	132	586
Property and equipment impairment	—	82	—	82
Adjusted EBITDA	$851	$1,742	$(13)	$2,457

1333 BROADWAY, 10TH FLOOR • NEW YORK, NEW YORK • 10018

PHONE: 347-727-2474 • INFO@XCELBRANDS.COM

Non-GAAP net income and non-GAAP diluted EPS are non-GAAP unaudited terms. We define non-GAAP net income as net income (loss) attributable to Xcel Brands, Inc. stockholders, exclusive of amortization of trademarks, stock-based compensation, loss on extinguishment of debt, gain on sales of assets, gain on reduction of contingent obligations, costs (recoveries) in connection with potential acquisitions, certain adjustments to allowances for doubtful accounts related to the bankruptcy of and economic impact on certain retail customers due to the COVID-19 pandemic,, asset impairments, and deferred income taxes. Non-GAAP net income and non-GAAP diluted EPS measures do not include the tax effect of the aforementioned adjusting items, due to the nature of these items and the Company’s tax strategy.

Adjusted EBITDA is a non-GAAP unaudited measure, which we define as net income (loss) attributable to Xcel Brands, Inc. stockholders, before depreciation and amortization, interest and finance expenses (including loss on extinguishment of debt, if any), income taxes, other state and local franchise taxes, stock-based compensation, gain on reduction of contingent obligations, gain on sale of assets, costs (recoveries) in connection with potential acquisitions, asset impairments, and certain adjustments to allowances for doubtful accounts related to the bankruptcy of and economic impact on certain retail customers due to theCOVID-19 pandemic.

Management uses non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis and to identify business trends relating to our results of operations. Management believes non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA are also useful because these measures adjust for certain costs and other events that management believes are not representative of our core business operating results, and thus these non-GAAP measures provide supplemental information to assist investors in evaluating our financial results. We incurred certain costs in the prior year which we could have eliminated but elected not to do so in light of government assistance received through the Paycheck Protection Program under the CARES Act (the “PPP Benefit”), which represents a cash benefit directly related to the Company’s operating expenses incurred. Accordingly, the PPP Benefit is not considered a reconciling item for purposes of the computation of non-GAAP net income and Adjusted EBITDA for the prior year periods.

Adjusted EBITDA is the measure used to calculate compliance with the EBITDA covenant under our term loan debt agreement. Non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA should not be considered in isolation or as alternatives to net income, earnings per share, or any other measure of financial performance calculated and presented in accordance with GAAP. Given that non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA are financial measures not deemed to be in accordance with GAAP and are susceptible to varying calculations, our non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, including companies in our industry, because other companies may calculate these measures in a different manner than we do. In evaluating non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA, you should be aware that in the future we may or may not incur expenses similar to some of the adjustments in this document. Our presentation of non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA does not imply that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA alongside other financial performance measures, including our net income and other GAAP results, and not rely on any single financial measure.

1333 BROADWAY, 10TH FLOOR • NEW YORK, NEW YORK • 10018

PHONE: 347-727-2474 • INFO@XCELBRANDS.COM